U.S. SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                   FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


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1    Name and Address of Reporting Person:

     Bank of America Corporation
     100 North Tryon Street
     Charlotte, NC  28203

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2    Date of Event Requiring Statement:  August 25, 2000

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3    IRS Number of Reporting Person (voluntary):  56-0906609

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4 Issuer Name and Ticker or Trading Symbol:  Firearms Training Systems, Inc.
              (FATS)

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5    Relationship of Reporting Person to Issuer:

     Director
     Officer
     10% Owner  X
     Other

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6    If Amendment, Date of Original (Month/Day/Year):

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7    Individual or Joint/Group Filing:

     Form Filed by One Reporting Person:
     Form Filed by More than One Reporting Person: X

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Form 3
Page 2 of 4


                                   Table I

Non-Derivative Securities Beneficially Owned


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1    Title of Security: Class A Common Stock and Series B Preferred Stock

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2 Amount of Securities Beneficially Owned:  Class A Common - 12,757,426
                                            Series B Preferred - 632,159

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3 Ownership Form:   Bank of America Corporation - Indirect (I)
                    100 North Tryon Street
                    Charlotte, NC  28255

                    NB Holdings Corporation - Indirect (I)
                    100 North Tryon Street
                    Charlotte, NC  28255

                    Bank of America, NA - Direct (D)
                    100 North Tryon Street
                    Charlotte, NC  28255


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4 Nature of Indirect Beneficial Ownership:
      Bank of America Corporation - Parent of NB Holdings Corporation NB Holdings Corporation - Parent of Bank of America, NA

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Form 3
Page 3 of 4


                                 Table II

Derivative Securities Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)

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1   Title of Derivative Security:  Not Applicable

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2   Date Exercisable and Expiration Date (Month/Day/Year):

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3   Title and Amount of Securities Underlying Derivative Security:

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4   Conversion or Exercise Price of Derivative Security:

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5  Ownership Form of Derivative Security: Direct (D) or Indirect (I)

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6  Nature of Indirect Beneficial Ownership:

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Form 3
Page 4 of 4




DATE: September 5, 2000

Bank of America Corporation
NB Holdings Corporation
Bank of America, NA



BY: /s/ REINHARD FREIMUTH



Reinhard Freimuth
Vice President